Consent of Independent Registered Public Accounting Firm
The Board of Directors
Horace Mann Life Insurance Company:We consent to the use of our report dated April 15, 2022, with respect to the statutory financial statements ofHorace Mann Life Insurance Company included herein and to the reference to our firm under the heading“Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
April 29, 2022

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Horace Mann Life Insurance Company:
We consent to the use of our report dated April 15, 2022, with respect to the financial statements of net assetsof the sub-accounts listed in the Appendix to our report that comprise the Horace Mann Life InsuranceCompany Qualified Group Annuity Separate Account as of December 31, 2021, and for each of the years orperiods listed in the Appendix of our report, included herein and to the reference to our firm under the heading“Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
April 29, 2022